EXHIBIT 10.7

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) - Annual Plan for Exempt Staff (excluding Executive Officers SVP and above)

As of January 1, 2010

FEDERAL HOME LOAN BANK OF SEATTLE
Bank Incentive Compensation Plan - Annual Plan

FEDERAL HOME LOAN BANK OF SEATTLE
Bank Incentive Compensation Plan (BICP) - Annual Plan
PLAN DOCUMENT

1.0    Plan Objectives
1.1    The purpose of the Federal Home Loan Bank of Seattle's Incentive Compensation Plan (Plan) is to achieve four objectives:
1.1.1    Promote the achievement of the Seattle Bank's business goals in accordance with the business plan;
1.1.2    Link compensation to specific bankwide and individual performance measures;
1.1.3    Provide a competitive reward structure for officers and other exempt employees; and
1.1.4    Provide a vehicle for closer Board involvement and communication with management regarding Seattle Bank strategic plans.
1.2    The Plan is a cash-based, annual incentive plan that establishes individual award opportunities related to achievement of Seattle Bank and individual performance.
1.3    The award opportunity, Performance Measures, and other relevant information for a Plan Year are set forth in Appendix A.
2.0    Definitions
2.1    When used in this Plan, the following words and phrases shall have the following meaning:
2.1.1    Bank means the Federal Home Loan Bank of Seattle.
2.1.2    Base Salary is defined as the Participant's normal rate of pay, including overtime, before any other add-ons (i.e. Bonuses, incentive pay, etc.) and after any adjustments (i.e. Leave w/o pay).
2.1.3    Board means the Seattle Bank's Board of Directors.
2.1.4    Committee means the Governance, Budget and Compensation Committee of the Board.
2.1.5    Disability means the Participant is receiving benefits under the Federal Home Loan Bank of Seattle's Long Term Disability Plan.

2.1.6     Participant means an employee of the Seattle Bank who, at the discretion of the Board, is eligible to take part in the Plan for a designated Plan Year, and who has been named as a Participant for that Plan Year by the President, with the concurrence of the Committee. Student interns, temporary employees, contract employees, and part-time employees are not eligible to participate in the plan.
2.1.7    Plan means the Bank Incentive Compensation Plan - Annual Plan.
2.1.8    Plan Year means the calendar year, January 1 through December 31, over which both Seattle Bank and Participant performance is measured.
2.1.9    President means the President of the Seattle Bank.
3.0    Eligibility

1.
All Participants must be employed by the Seattle Bank prior to October 1st in the Plan Year. Employees employed on or after October 1st will be allowed participation in the Plan if nominated by the President and approved by the Committee.

3.2    Eligibility shall normally be limited to exempt level staff (grade 12 and above) and officer positions below SVP level.
3.3    Employees that are participants in the Sales Incentive Compensation Plan, the Bank Incentive Compensation Plan - Internal Audit Department or any other Incentive Compensation Plan of the Seattle Bank (excluding the Executive Long Term Incentive Plan) will not be eligible to participate in this Plan.
3.4    The President (Level I) and Senior Executive Officers (Level II) will not be included as eligible participants under this Plan, but will be eligible for a separate similar plan.
4.0    Incentive Award Opportunity
4.1    Each Plan Year, the Seattle Bank will determine an award opportunity for Participants. The award opportunity shall be a percentage of each Participant's annual base salary as described in Appendix A Table 1 - Incentive Award Opportunity. Certain positions have a greater and more direct impact than others on the annual success of the Seattle Bank; therefore, these differences are recognized by varying award opportunities for each Participant level.
4.2    Subject to Committee approval, the President may recommend a separate add-on incentive plan for certain key positions. The participating key positions, specific criteria and award opportunity will be identified in Appendix 3 - Table 3.

4.3    There are six levels of award opportunities:
Level I:    President and Chief Executive Officer*
Level II:    Senior Executive Officers (SVP and above)*
Level III:    Grades 22
Level IV:    Grades 18-21
Level V:    Grades 14-17
Level VI:    Grades 12/E-13

*Level I and II are under a separate plan (see Section 3.4).
5.0    Performance Measures
5.1    Bankwide and individual performance measures will be established with respect to each Plan Year as described in Appendix A and Appendix B. Three achievement levels will be set for each bankwide performance measure:
Threshold    The minimum achievement level accepted for the performance measure.
Target    The achievement level for the performance measure.
Maximum    The achievement level for the performance measure which substantially exceeds the target level of achievement.
Individual performance goal measures will include four levels:
More is expected - performs at basic job requirements and does not meet all line of sight goals.
Meets all goals - performs at or at times above basic job requirements and meets all line of sight goals.
Exceeds expectations - performs consistently above basic job requirements and exceeds all line of sight goals.
Recognized enterprise performance - performs consistently at a high level above basic job requirements, exceeding supervisor's and senior management's expectations, and exceeds all line of sight goals.
5.2    Bankwide measures will be reviewed by the Committee and approved by the Board.

5.3    Participants incentive awards will be based on bankwide performance objectives first and secondly on the individual performance goals, and will vary by Participant level.
5.3.1    Participants will typically have two to four major goals established that reflect the priorities of the Participant for the Plan Year.
5.3.2    Participants will work with their managers to develop individual goals. Individual goals must be agreed upon and approved by the manager and Human Resources in order to be eligible to receive an incentive award based on individual performance.
5.3.3    All performance goals are to remain in effect for the entire Plan Year. However, in its sole discretion, the Committee with Board approval may revise Seattle Bank performance measures and the Participant's senior manager, subject to Human Resources approval, may revise individual performance goals for the Plan Year after the year commences.
6.0    Award Determination
6.1    The method of determining the incentive award will be according to the following sequence:
6.1.1    After the plan year ends determine the Participant's base salary for the Plan Year.
6.1.2    Using a linear approach, evaluate actual Seattle Bank performance against the bankwide performance at or between threshold and target, or target and maximum as identified in Appendix B - Table 2.
6.1.3    Evaluate actual overall individual Participant performance at “More is expected,” “Meets all goals,” “Exceeds expectations,” and “Recognized enterprise performance”. If the individual goal ratings do not line up specifically as outlined in Section 5.1, then the Participants overall performance rating will be at the discretion of the manager.
6.1.4    Subject to the provisions of Sections 6.1.6 and 11.11, locate the applicable Participant Level in the Incentive Award Opportunity table (Table 1 - Appendix A), and determine the interpolated award opportunity by relating the Seattle Bank Performance achievement level (derived in 6.1.2) to the Individual Performance achievement level (derived in 6.1.3).
6.1.5    Determine the “incentive award pool” for each participation level by relating the Seattle Bank Performance achievement level (derived in 6.1.2) to the award opportunity in the Incentive Award Opportunity table (Table 1 - Appendix A).

6.1.6    The President with Committee approval may recommend the Board adjust the awards of Participants.
6.2    Depending upon the Board's assessment of severity, Level III Participants may receive anywhere from no award up to a maximum of 50% of their otherwise earned award if during the most recent examination of the Seattle Bank by the Federal Housing Finance Agency (FHFA) or successor regulator, an unsafe or unsound practice or condition with regard to the Seattle Bank was identified, unless the practice or condition took place prior to start of employment, comes to the attention of said Participant prior to examination and is not continued. However, the Level II and III Participants may receive their earned award provided that the finding of an unsafe or unsound practice or condition is subsequently resolved within the Plan Year in favor of the Seattle Bank by the FHFA. The Board, in its sole discretion may take into consideration mitigating factors to approve the award as noted in 11.11 (Miscellaneous Conditions).
6.3    Any Participant receiving a written warning for performance or misconduct at any time during the Plan Year will not receive an award unless approved by the Senior Management Team of the Seattle Bank.
7.0    Award Conditions
7.1    If the Seattle Bank achieves its threshold performance measures but a Participant's performance fails to meet all goal expectations no incentive award will be made to the Participant. Likewise, should any individual Participant's performance meet expectations but the Seattle Bank fails to achieve threshold performance no incentive award will be made to any Participant. However, at the Committee's sole discretion, an incentive award may be recommended for Seattle Bank performance below threshold subject to final approval by the Board.
8.0    Participant Performance Reviews
8.1    Participant performance reviews will be scheduled to occur semi-annually with a final assessment after the Plan Year ends.
8.2    The Participant's performance will be appraised by their immediate manager, and reviewed by Human Resources.
9.0    Plan Communication
9.1    Communications with Participants regarding the Plan should be made according to the following schedule:

First quarter of Plan Year	Communicate Bank Incentive Compensation Plan document and material changes. Communicate bankwide goals. Set individual goals.
Semi-annual - June and November of Plan Year	Review of progress toward achieving individual goals.
After end of Plan Year	Final assessment of Seattle Bank and individual goals.

10.0    Administrative Control
10.1    The Seattle Bank's Human Resources Department will administer the Plan.
10.2    The Board will have ultimate authority over the structure and goals of the Plan, and any incentive payouts from the Plan.
11.0    Miscellaneous Conditions
11.1    Participants must be employed by the Seattle Bank until the pay period in which the payments are made - in February of the following year.
11.2    Employees of the Seattle Bank who are hired on or after October 1st may (i) be nominated for participation in the Plan in accordance with Section 3.1, and be eligible to (ii) receive a prorated incentive award.
11.3    After the Plan Year commences, employees of the Seattle Bank who are transferred or promoted into an eligible position from an ineligible position prior to October 1st of the Plan Year will be required to submit revised individual goals, including any manager specific goals (if applicable), within 30 days from transfer/promotion in order to be eligible for a pro-rated incentive award. Employees transferred or promoted into an eligible position from an ineligible position on or after October 1st will not be eligible to receive an incentive award.
11.4    The President may nominate Participants who retire, die, or become disabled during the Plan Year to be eligible to receive a prorated award.
11.5    Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.
11.6    The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Seattle Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Seattle Bank to continue the service of any employee or Participant, or to affect or modify any employee's or Participant's term of employment in any way.
11.7    The right of the Seattle Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.
11.8    In the event the Seattle Bank does not achieve threshold performance levels, the President may recommend, with the concurrence of the Committee, eligibility for incentive awards for extraordinary individual performance.
11.9     All awards under the Plan will be paid out through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.
11.10    Incentive awards will be made as soon as practical following the end of the Plan Year, but no later than the last pay period in February.
11.11    The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended incentive award amount (including the determination of a lesser award or no award), without the consent of any Participant.
11.12    Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Seattle Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.
11.13    This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Seattle Bank for payment of any award under this program.
11.14    The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.
11.15    If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.
11.16 In accordance with 11.4, if a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant's surviving spouse, if any, or if none, to the Participant's estate. The Seattle Bank's determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

11.17    Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF SEATTLE
Bank Incentive Compensation Plan (BICP) - Annual Plan
APPENDIX A
2010 Plan Year
Incentive Award Opportunity (as a percentage of base salary)
The interpolated incentive award is determined based on a linear approach against bankwide measures at or between threshold and target, or target and maximum, and adjusted for individual performance as follows:
Table 1 - Incentive Award Opportunity

	Individual	Bank Performance
Level	Performance	No Award	Threshold	Target	Maximum
I - President & CEO	Separate Plan (see Section 3.4)
II - Sr. Executive Officers	Separate Plan (see Section 3.4)
III - Grades 22	Recognized Enterprise Performance	—%	25%	30%	35%
	Exceeds Expectations	—%	20%	25%	30%
	Meets all Goals	—%	15%	20%	25%
	More is Expected	—%	—%	—%	—%
IV - Grades 18-21	Recognized Enterprise Performance	—%	20%	25%	30%
	Exceeds Expectations	—%	15%	20%	25%
	Meets all Goals	—%	10%	15%	20%
	More is Expected	—%	—%	—%	—%
V - Grades 14-17	Recognized Enterprise Performance	—%	15%	20%	25%
	Exceeds Expectations	—%	10%	15%	20%
	Meets all Goals	—%	5%	10%	15%
	More is Expected	—%	—%	—%	—%
VI - Grades 12/E-13	Recognized Enterprise Performance	—%	7%	10%	12%
	Exceeds Expectations	—%	4%	7%	10%
	Meets all Goals	—%	1%	3%	5%
	More is Expected	—%	—%	—%	—%

Bank Performance Measures
There will be one or more Seattle Bank performance measures for the 2010 Plan Year. (See Appendix B Table 2 - Bankwide Performance Measures) The achievement level for bankwide performance shall be according to specific measurements as reviewed by the Committee and adopted by the Board.
Individual Performance Measures
There will be two to four Individual performance goals for the 2010 Plan year. The Individual Performance Achievement Level is determined by the Individuals overall goal performance at More is expected, Meets all goals, Exceeds expectations, and Enterprise Performance